Exhibit 10.1

BOULDER BRANDS, INC.
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is by and between Boulder Brands, Inc. (together with Boulder Brands, Inc.'s subsidiaries, "Boulder Brands") and Stanley Duane Primozich (the "Executive").
WHEREAS the Executive is currently employed by Boulder Brands;
WHEREAS Boulder Brands and the Executive are party to the Severance Agreement dated as of January 13, 2014 (the "Severance Agreement") and the Change of Control Agreement, dated as of April 1, 2010 (as amended, the "Change of Control Agreement"); and
WHEREAS Boulder Brands and the Executive wish to enter into this Agreement to set forth the following terms and conditions regarding the termination of the Executive's employment with Boulder Brands in accordance with the provisions of the Severance Agreement and as otherwise set forth herein.
NOW, THEREFORE, based on the foregoing and in consideration for the covenants contained in the Severance Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Boulder Brands and the Executive agree as follows:
1.            Separation Date.  The Executive hereby acknowledges that his last day of work for Boulder Brands is October 5, 2015 ("Separation Date").
2.            Severance Payments. In consideration of the covenants and obligations contained in the Severance Agreement , and in full and complete satisfaction of all amounts owed to the Executive from Boulder Brands under the Severance Agreement and otherwise, Boulder Brands agrees to pay or provide the Executive with the following payments and benefits:
(a)
A payment equal to the Executive's accrued but unpaid base salary and 40 accrued but unused vacation hours as of the Separation Date (as well as any unpaid reimbursements for reasonable and necessary expenses incurred by the Executive on behalf of Boulder Brands during the period ending on the Separation Date);

(b)
A payment of a total gross amount of $390,833.33, representing fourteen months of base salary, to be paid in a single lump sum on the tenth (10th) day following the date that the Executive has duly executed the release agreement referred to in Section 3 hereof, provided that the Executive has not revoked such agreement;

(c)	A payment equal to $234,500, representing a bonus amount at the target level of 70% of Executive's base salary as in effect on the Separation Date;
(d)
A payment equal to $82,086.03, representing 35% of the retention bonus amount for which the Executive became eligible under that certain Retention Bonus Award Agreement between the parties dated September 15, 2015; and

(e)
In addition, the Executive's outstanding vested equity awards as of the Separation Date (in respect of 173,814 shares of Company common stock) (the "Vested Options"), notwithstanding the terms of the applicable award agreements to which the Executive is a party with respect to the equity awards granted as of December 28, 2009, December 31, 2010, March 23, 2011, April 2, 2012, April 2, 2012 and January 15, 2014 (collectively, the "Equity Award Agreements"), may be exercised as follows: (A) 100% of the Vested Options may be exercised until April 5, 2016; provided, however, that the portion of the Vested Options in respect of 86,907 shares will be forfeited and terminated as of 4:00 pm New York time on April 5, 2016 to the extent the Vested Options for that number of shares has not been exercised prior to that time; and (B) the remaining portion of the Vested Options that was not previously exercised or forfeited under clause (A) (consisting of up to 86,907 shares) may be exercised until October 4, 2016, and to the extent not so exercised, will be forfeited as of 4:00 pm New York time on that date. All unvested equity awards as of the Separation Date will be forfeited and terminated effective as of the Separation Date in accordance with the terms of the applicable Equity Award Agreement. Any exercise of the Vested Options shall be made in accordance with the terms of the applicable Equity Award Agreement. Notwithstanding anything to the contrary under the terms of the Equity Award Agreements, as applicable, Executive hereby waives the right, if any, to elect at any time in the future to pay to the Company the Exercise Price and the Tax Obligation (as such terms are defined in each of the Equity Award Agreements) in respect of that portion of the Vested Options that Executive elects to exercise by having the Company reduce the number of shares Executive receives upon exercise; therefore, at the time of exercise, the Executive may pay the applicable Exercise Price and Tax Obligation by using any of the other methods allowed under the applicable Equity Award Agreement.  The Executive hereby agrees to execute any documents as may reasonably be requested by the Company to effectuate the Executive's election to exercise any portion of the Vested Options.

(f)
In the event that the Executive makes a timely election of COBRA continuation coverage, Boulder Brands shall, at the Company's option, either pay directly or reimburse Executive for the cost of all premiums for such coverage in accordance with Section 3(c)(iii) of the Severance Agreement during the period beginning on the Separation Date and ending on the earlier of (i) the date the Executive becomes eligible for medical benefits from a subsequent employer or (ii) the date that is fourteen (14) months following the Separation Date (provided that the Executive may continue to receive COBRA coverage for up to eighteen (18) months total at the Executive's expense).  Reimbursement payments of COBRA continuation premiums shall be made in a lump sum within fifteen (15) days of the date such premiums are paid by the Executive and in all events prior to the end of the Executive's taxable year following the taxable year in which such premiums were paid by the Executive. With respect to such payments or coverage, as the case may be, the Executive hereby acknowledges that he is obligated to notify Boulder Brands that he has become eligible for benefits with a new employer.

(g)
The Executive's rights under any Boulder Brands sponsored employment benefit plan, program or arrangement shall be determined in accordance with the applicable plan or other operative document in accordance with Section 3(d) of the Severance Agreement.

All payments described in this Section 2 shall be subject to applicable federal, state, and local tax withholdings and deductions.
3.            Payments Contingent on Release.  The Executive acknowledges that the payments and rights set forth in Section 2(b)-(f) of this Agreement, in accordance with the terms of his Severance Agreement, are conditioned upon his release of all claims against Boulder Brands in accordance with the Executive's execution and delivery of a release agreement in a form attached hereto as Exhibit A and his compliance with all the terms and conditions of this Agreement.
4.            Entire Agreement. This Agreement, together with the Severance Agreement, the Change of Control Agreement and the Equity Award Agreements, constitutes the complete agreement and understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreements or understandings of the parties (whether oral or written).  This Agreement may be amended only in writing and signed by the Executive and Boulder Brands. The Executive acknowledges that no representative of Boulder Brands has made any representation or promise to him concerning the terms or conditions of this Agreement or his separation from employment with Boulder Brands other than those expressly set forth in this Agreement. For the avoidance of doubt, each of the Executive and Boulder Brands acknowledges and agrees that the Executive's Severance Agreement, Equity Award Agreements, and the Change of Control Agreement remain in full force and effect in accordance with their terms, except as modified herein, provided that in no event shall the Executive be entitled to any additional payments or benefits under Section 3 of the Severance Agreement.
5.            Continuing Obligations.
(a)
Non-Competition, Non-Solicitation and Nondisparagement. The Executive and Boulder Brands agree that Section 4 of the Severance Agreement shall remain in full force and effect and the Executive further covenants that he is currently in compliance with such Section.

(b)
Confidentiality.  Boulder Brands and the Executive are parties to an Employee Invention Assignment and Confidentiality Agreement, dated as of May 31, 2008 (the "Confidentiality Agreement").  Boulder Brands and the Executive agree that the Confidentiality Agreement shall remain in full force and effect according to its terms notwithstanding the execution and entry into effect of this Agreement.

(c)
BBIG Board Service.  The Executive agrees to continue to serve at the pleasure of the Company as a Company appointed representative on the board of directors of Boulder Brands Investment Group, LLC ("BBIG") and as the BBIG representative on any or all of the BBIG portfolio companies' boards of directors, provided that such appointment and the term of such appointment is at full discretion of the Company and, provided, further, that notwithstanding anything to the contrary in the BBIG LLC agreement or other applicable governance documents, Executive shall not have the authority to legally bind BBIG or the Company (e.g., enter into contracts, provide approvals, consents or waivers, etc.) without the express consent of the Company's chief legal officer or his designee.  Executive hereby agrees that he shall not be compensated for his service as a director of BBIG or as a director of any BBIG portfolio company, other than reasonable reimbursement of approved expenses. It is the intent of the parties that Executive's service in his capacity as a director under this Section 5(c) shall not exceed 20 hours per month.

(d)
Return of Property. The Executive acknowledges that all Boulder Brands equipment and property have been safely returned to Boulder Brands.  Boulder Brands has agreed that Executive can keep his laptop, ipad, cell phone and cell phone number.  Prior to his Separation Date, the Executive shall provide Boulder Brands access to his laptop and Blackberry (or any smartphone or other communication device) to preserve and then purge all Boulder Brands data and information from the devices.

(e)
Litigation.  By executing this Agreement, the Executive agrees that he shall cooperate with and assist Boulder Brands in any legal proceedings involving Boulder Brands related to information the Executive is reasonably likely to have obtained in connection with his employment upon request of Boulder Brands to the extent permitted by law.  Such cooperation and assistance shall include without limitation:  providing information or analysis to Boulder Brand's counsel as part of their case preparation; identifying and gathering relevant documents or information; and testifying at deposition, hearing or trial.  To the extent the Executive's cooperation and assistance is requested following your termination of employment for any reason, in consideration for the Executive's full cooperation and assistance at such time, the Executive shall (i) be entitled to compensation at the rate of $250 per hour subject to a maximum of $2,000 per day and (ii) be entitled to reimbursement of reasonable costs and expenses incurred at Boulder Brands' direction. The Executive may elect to engage counsel at the Executive's own expense or choose to be represented by counsel appointed and paid for by Boulder Brands.  The Executive and Boulder Brands agree that all communication between the Executive and any employee or agent of Boulder Brands with respect to carrying out this provision shall not be shared with anyone other than employees or agents of Boulder Brands who need to know for purposes of the pending litigation.  So long as the Executive and Boulder Brands are not adverse in the proceedings, the Executive shall cooperate with Boulder Brands in seeking the Joint Defense and/or Common Interest Privilege on all such communications. If the Executive is served with a subpoena or other legal process requesting that the Executive provide testimony, documents or other information, the Executive agrees to promptly notify Boulder Brands and cooperate with any efforts by Boulder Brands' attorneys to protect confidential or proprietary company information.  This provision is not intended and shall not be construed to create any rights or duties not expressly provided herein, nor to change rights to which the Executive is entitled under the Indemnification Agreement.

6.            Invalidity.  If any provision of the Agreement is held to be illegal, void or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights or a covenant provided for by Section 6 above is illegal, void or unenforceable, the Executive agrees, at Boulder Brands' request, promptly to execute a release, waiver and/or covenant that is legal and enforceable.
7.            No Representations.  The Executive acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by Boulder Brands or by any of Boulder Brands' agents, representatives or attorneys to induce the execution of this Agreement.
8.            Future Employment; No Mitigation: No Offset.  The Executive acknowledges and agrees that Boulder Brands is under no obligation, now or in the future, to hire or employ the Executive in any capacity.  However, in the event that the Executive is employed by a company that is acquired by or merged into Boulder Brands or any other business, subsidiary or other company owned and/or operated by Boulder Brands, he shall not be required to discontinue that employment. The Executive shall be under no obligation to seek other employment and, except as set forth in Section 2(c) with respect to medical insurance coverage, there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation or benefits attributable to any subsequent employment that he may obtain.
9.            Governing Law.  This Agreement shall be governed by and interpreted in accordance with the State of Delaware, including all matters of construction, validity, performance and enforcement without giving effect to principles of conflict of laws.  Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained and decided in the State of Colorado.  Any application to a court shall be filed under seal.
10.            Controlling Document.  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to Boulder Brands and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.
11.            Notice.  All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section 11; (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11 and confirmation is received; or (c) if given by certified or registered mail, three (3) days after the mailing thereof. Notices to the Executive shall be delivered to the last mailing address that the Executive has provided to Boulder Brands for purposes of receiving tax statements and other notices.
Notices to Boulder Brands shall be delivered as follows:

Boulder Brands, Inc.
1600 Pearl Street, Suite 300
Boulder, CO  80302
Attn. Marie Gambon, Vice President for People

With a copy to:

Philip Richter
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004

Any party may change its address or other contact information for the purposes hereof by providing notice thereof to the other party in accordance with the foregoing provisions.

12.            Legal Fees. Boulder Brands shall promptly reimburse the Executive for his legal fees in connection with the negotiation and execution of this Agreement, up to an amount not to exceed $2,500.
13.            Survival.  This Agreement shall survive any change of control of Boulder Brands.  This Agreement shall survive the Executive's death or disability and in the event of death all payments shall be made to the Executive's heirs or estate.  This Agreement shall be binding upon Boulder Brands' successors and assigns.
14.            Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.  All reimbursements as provided herein shall be payable in accordance with Boulder Brands' policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive.  For purposes of Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
15.            Counterparts.      This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This agreement is made on the 8th day of October, 2015.

BOULDER BRANDS, INC.

/s/ Stanley Duane Primozich Stanley Duane Primozich	By /s/ James Leighton Name: James Leighton Title: Interim Chief Executive Officer and Chief Operating Officer Date: October 8, 2015

Exhibit A
You should consult with an attorney before signing this release of claims.
RELEASE
Date:  October 8, 2015
In consideration of the agreement of Boulder Brands, Inc. ("Company") to enter into that certain Separation and Release Agreement, dated as of October 8, 2015 ("Separation Agreement") and that certain Company Severance Agreement, dated as of January 13, 2014, with the undersigned and the promises and covenants of the Company made thereunder, the undersigned, on behalf of himself and his respective heirs, representatives, executors, family members, and assigns hereby fully and forever releases and discharges the Company, Company Entities, and their past, present and future directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns (collectively, the "Released Parties") from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred through the date his employment terminates, including without limitation:
1.            Any and all claims relating to or arising from his employment by Company or the Company Entities and the termination of such employment;
2.            Any and all claims under the Separation Agreement or any other agreement or understanding governing the service relationship between the Company or the Company Entities and the undersigned;
3            Any and all claims for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;
4.            Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, and all amendments to each such Act as well as the regulations issued there under;
5.            Any and all claims based on the violation of the federal or any state constitution;
6.            Any and all claims for attorneys' fees and costs.
The foregoing release shall not apply with respect to (i) Company's payment obligations under Paragraphs 2, 5(e) and 12 of the Separation Agreement, (ii) or the undersigned's rights under the Change of Control Agreement or any "employee benefit plans" as that term is defined in the Employee Retirement Income Security Act of 1974, as amended, (including but not limited to the Company's nonqualified deferred compensation plan), or any award made to the undersigned under the Company's Third Amended and Restated Stock and Awards Plan and any predecessor equity incentive plan. The foregoing release also shall not apply with respect to any coverage he has pursuant to any directors' or officers' insurance policy maintained or procured by the Company or Company Entities.
This Release is not intended to interfere with Executive's exercise of any protected, nonwaivable right, including Executive's right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Release, however, Executive acknowledges that the consideration set forth in the Separation Agreement is in full satisfaction of any amounts to which Executive might be entitled and Executive is forever discharging the Released Parties from any liability to Executive for any acts or omissions occurring on or before the date of Executive's signing of this Release.
The undersigned acknowledges that (i) he has been advised by Company to consult a lawyer of his own choice prior to executing this release and has done so or voluntarily declined to seek such counsel, (ii) he has read this release and understands the terms and conditions hereof and the binding nature hereof, (iii) he has had at least twenty-one (21) days within which to consider the terms of this release and executed this release voluntarily and without duress or undue influence on the part of Company, (iv) he has seven (7) days to revoke his execution of this release and that such execution shall not be effective until seven (7) days following delivery to Company ("Effective Date"), and (v) he understands that his right to receive payments under Sections 2(b)-(c) of the Separation Agreement is subject to and conditioned on the undersigned's signing and delivering this release to Company.
Capitalized terms used in this release and defined in the Separation Agreement shall have the meanings given to such terms under the Separation Agreement.

Stanley Duane Primozich
Printed Name

/s/ Stanley Duane Primozich
Signature

Date: 10/7/15

Kamila Y. Jenkins

Notary

My Commission expires 12-30-18